Exhibit 99.1

Company Contact: Mary C. Adams, Chief Administrative Officer 310-342-2229 madams@learningtree.com

LEARNING TREE ANNOUNCES THIRD QUARTER 2005 RESULTS

LOS ANGELES, CA—August 4, 2005—Learning Tree International, Inc. (NASDAQ: LTRE) announced revenues and earnings for the three and nine months ended July 1, 2005.

Revenues for the third quarter of 2005 were $40.5 million, an increase of 3.5% compared to $39.1 million for the corresponding quarter of the prior year. Income from operations for the third quarter of fiscal 2005 was $0.7 million, compared to a loss from operations of $0.2 million for the same quarter of fiscal 2004. Net income for the most recent quarter was $0.9 million compared to $0.1 million for the same quarter last year. Net income per diluted share for the third quarter was $0.05 compared with $0.00 for the same quarter of the prior year.

Revenues for the nine months ended July 1, 2005 were $115.1 million, slightly up from $114.7 million for the same period of the prior year. Loss from operations for the nine months ended July 1, 2005 was $.03 million versus a loss from operations of $1.2 million for the same period of fiscal 2004. Net income for the first nine months of fiscal 2005 was $1.2 million compared to $0.4 million in the corresponding period of fiscal 2004. Net income per diluted share for the first nine months of fiscal 2005 was $0.07 compared to $0.02 in the corresponding period of fiscal 2004.

“I am pleased that Learning Tree’s revenue and attendees both grew compared with the prior year,” commented Dr. David C. Collins, Learning Tree Chairman and CEO. “We continue to focus on resuming growth and increasing the value we provide our customers and our shareholders.”

Learning Tree also announced that Dr. Collins’ planned retirement will be effective at the end of Learning Tree’s fiscal year on September 30, 2005. Thereafter, Nicholas Schacht, currently Learning Tree President and Chief Operating Officer, will assume the role of CEO while Dr. Collins will remain the Chairman of Learning Tree’s Board of Directors. “Over the last 3 years, Nick has demonstrated that he is the right person to lead Learning Tree in the coming years,” said Dr. Collins. “I look forward to our continued collaboration.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. Learning Tree also tests and certifies technology and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit our Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Revenues	$40,474	$39,139	$115,100	$114,735
Cost of revenues	20,406	18,518	57,674	55,400

Gross profit	20,068	20,621	57,426	59,335

Operating expenses:
Course development	2,028	2,066	5,843	6,141
Sales and marketing	11,421	12,791	32,657	36,672
General and administrative	5,959	5,921	18,956	17,732

Total operating expenses	19,408	20,778	57,456	60,545

Income (loss) from operations	660	(157)	(30)	(1,210)
Other income (expense)	638	260	1,772	1,762

Income before provision for income taxes	1,298	103	1,742	552
Provision for income taxes	432	37	580	196

Net income	$866	$66	$1,162	$356

Earnings per common share—basic	$0.05	$0.00	$0.07	$0.02

Earnings per common share—diluted	$0.05	$0.00	$0.07	$0.02

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	July 1, 2005	October 1, 2004
	(Unaudited)
Cash and cash equivalents	$75,446	$83,913
Accounts receivable, net	15,299	12,902
Prepaid taxes and other expenses	9,136	8,942

Total current assets	99,881	105,757
Equipment, long-term investments and other	29,996	31,677

Total assets	$129,877	$137,434

Accounts payable and accrued liabilities	$15,602	$18,607
Deferred revenue	45,361	46,847

Total current liabilities	60,963	65,454
Other	2,688	3,437

Total liabilities	63,651	68,891

Stockholders’ equity	66,226	68,543

Total liabilities and stockholders’ equity	$129,877	$137,434